UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_________________________________

Date of Report

September 1, 2010
(Date of earliest event reported)

IVAX Diagnostics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2140 North Miami Avenue Miami, Florida		33127 (Zip Code)
(Address of principal executive offices)

(305) 324-2300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01   Changes in Control of Registrant.

On September 1, 2010, ERBA Diagnostics Mannheim GmbH purchased from Patrice Debregeas, Paul Kennedy, Umbria LLC, a company wholly-owned by Mr. Kennedy, and Debregeas & Associes Pharma SAS, a company wholly-owned by Patrice Debregeas and members of his family (the “Sellers”), all of the approximately 72% of the outstanding shares of IVAX Diagnostics, Inc. (the “Company”), owned by the Sellers for $0.75 per share, or an aggregate purchase price of approximately $15 million (such transaction is referred to herein as the “Share Acquisition”). ERBA Diagnostics Mannheim, headquartered in Mannheim, Germany, used cash on hand to fund the purchase price.

As a result of the Share Acquisition, ERBA Diagnostics Mannheim now owns approximately 72% of the outstanding shares of the Company’s common stock.  As a result of the Share Acquisition, however, ERBA Diagnostics Mannheim’s collective ownership of approximately 72% of the outstanding shares of the Company’s common stock provides it with the voting power to control the election of the Company’s directors and any other matter requiring the affirmative vote or consent of the Company’s stockholders.

The information contained in Item 5.02 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2010, Patrice Debregeas, Paul Kennedy and Lawrence Meyer resigned from the Company’s Board of Directors.

On September 1, 2010, Suresh Vazirani, Kishore “Kris” Dudani and Philippe Gadal were appointed to the Company’s Board of Directors, effective immediately.  Messrs. Vazirani, Dudani and Gadal filled the vacancies on the Company’s Board of Directors created by the resignations of Messrs. Debregeas, Kennedy and Meyer.  Mr. Vazirani was named the executive Chairman of the Company’s Board of Directors and appointed to the Compensation Committee of the Company’s Board of Directors.  Mr. Gadal was appointed to the Audit Committee and the Compensation Committee of the Company’s Board of Directors.  Mr. Vazirani is the Chief Executive Officer of ERBA Diagnostics Mannheim.  Mr. Dudani is the Marketing and Business Development Representative – South, Central and Latin America, of ERBA Diagnostics Mannheim.  Mr. Gadal is the Chief Executive Officer of AES Chemunex, Inc. and had previously been the Chief Executive Officer of Trinity BioTech, Inc.

On September 1, 2010, Jerry Benjamin and Laurent Le Portz provided written notice to the Company of their intention to resign from the Company’s Board of Directors, effective on the tenth day after the Company files with the Securities and Exchange Commission, and transmits to the Company’s stockholders of record, an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder (the “Information Statement”), within which an individual will be identified to be appointed to fill one of the vacancies on the Company’s Board of Directors that will be created by the resignations of Messrs. Benjamin and Le Portz.  The Company expects to file and transmit the Information Statement by the end of September 2010.

On September 1, 2010, Charles Struby provided written notice to the Company of his intention to resign as the Company’s Chief Executive Officer and President, effective September 3, 2010.

On August 31, 2010, the employment agreement of Kevin Clark, the Company’s Chief Operating Officer, was amended to waive Mr. Clark’s right to terminate his employment for “good reason” in connection with the Share Acquisition and to receive any severance compensation in connection therewith.

On September 1, 2010, the Company’s Board of Directors approved Mr. Clark’s appointment to serve as the Company’s Chief Executive Officer and President, effective upon Dr. Struby’s resignation from such positions on September 3, 2010.  Mr. Clark will also continue to serve as the Company’s Chief Operating Officer.  It is expected that Mr. Clark’s employment agreement will be amended to reflect his new positions with the Company without any other alterations to the terms and conditions, including the compensation terms, of his employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVAX Diagnostics, Inc.

Dated: September 1, 2010	By:	/s/ Charles Struby
Charles Struby
President and Chief Executive Officer